Exhibit 10.18

CACI INTERNATIONAL INC

CACI, INC. - FEDERAL

CMS INFORMATION SERVICES, INC.

STOCK PURCHASE AGREEMENT

TABLE OF CONTENTS

Article 1 Definitions		1
1.1	Certain Matters of Construction	1
1.2	Cross References	2
1.3	Certain Definitions	3

Article 2 The Purchase And Sale of Shares		7
2.1	Purchase of the Shares from the Stockholders	7
2.2	Purchase Price	7
	2.2.1 The Aggregate Purchase Price	7
	2.2.2 The Purchase Price Paid at the Closing	7
	2.2.3 The Escrowed Portion of the Purchase Price	8
2.3	Additional Actions	8
2.4	Stockholders’ Representative	8
2.5	Adjustment to Purchase Price.	9
	2.5.1 Preparation of Closing Balance Sheet	9
	2.5.2 Review of Closing Balance Sheet	10
	2.5.3 Disputes	10
	2.5.4 Final Closing Balance Sheet	10
	2.5.5 Adjustments to the Purchase Price	11

Article 3 Representations And Warranties Of CMS and the Indemnifying Stockholders		11
3.1	Corporate Status of CMS	11
3.2	Capital Stock	11
	3.2.1 Authorized Stock of CMS	11
	3.2.2 Options and Convertible Securities of CMS	11
3.3	Subsidiaries	12
3.4	Authority for Agreement; Noncontravention	12
	3.4.1 Authority	12
	3.4.2 No Conflict	12
3.5	Financial Statements	13
3.6	Absence of Material Adverse Changes	13
3.7	Absence of Undisclosed Liabilities	13
3.8	Compliance with Applicable Law, Charter and By-Laws	14
3.9	Litigation and Audits	14
3.10	Tax Matters	14
	3.10.1 Filing of Returns	14

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	3.10.2 Payment of Taxes	14
	3.10.3 Assessments or Disputes	15
	3.10.4 Waiver of Statute of Limitations	15
	3.10.5 Collapsible Corporations, Golden Parachutes, Real Property Holding Corporations	15
	3.10.6 Tax Basis	15
	3.10.7 Unpaid Taxes	15
	3.10.8 Unclaimed Property	16
	3.10.9 No Changes in Accounting, Closing Agreement, Installment Sale	16
	3.10.10 S Corporation	16
	3.10.11 Acquisitions	16
3.11	Employee Benefit Plans	16
	3.11.1 List of Plans	16
	3.11.2 ERISA	17
	3.11.3 Plan Determinations	18
	3.11.4 Funding	18
	3.11.5 Certain Other Matters	18
	3.11.6 Welfare Plans	19
3.12	Employment-Related Matters	19
	3.12.1 Labor Relations	19
	3.12.2 Employee List	19
	3.12.3 Conduct of Directors and Officers	20
3.13	Environmental	20
	3.13.1 Environmental Laws	20
	3.13.2 Environmental Claims	20
	3.13.3 No Basis for Claims	20
	3.13.4 Disclosure of Information	21
	3.13.5 Liens	21
3.14	No Broker’s or Finder’s Fees	21
3.15	Assets Other Than Real Property	21
	3.15.1 Title	21
	3.15.2 Accounts Receivable	21
	3.15.3 Condition	21
3.16	Real Property	22
	3.16.1 CMS Real Property	22
	3.16.2 CMS Leases	22
	3.16.3 Condition	22
3.17	Agreements, Contracts and Commitments	22
	3.17.1 CMS Agreements	22
	3.17.2 Validity	24
	3.17.3 Third-Party Consents	24
3.18	Intellectual Property	24
	3.18.1 No Conflicts	24
	3.18.2 Proprietary Rights; Licenses	25
	3.18.3 Employee Agreements	26
3.19	Insurance Contracts	26

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3.20	Banking Relationships	26
3.21	No Contingent Liabilities	26
3.22	Absence of Certain Relationships	26
3.23	Foreign Corrupt Practices	27

Article 4 Representations And Warranties Of the Stockholders		27
4.1	Title; Entirety of Interest	27
4.2	Claims	27
4.3	Authority	27
4.4	Enforceability	27
4.5	No Conflicts	28

Article 5 Representations And Warranties Of Parent And Federal		28
5.1	Corporate Status of Parent and Federal	28
5.2	Authority for Agreement; Noncontravention	28
	5.2.1 Authority of Parent	28
	5.2.2 No Conflict	28
5.3	SEC Statements, Reports and Documents	29
5.4	Absence of Material Adverse Changes	29
5.5	Financing Arrangements	29

Article 6 Conduct Prior To The Closing Date		29
6.1	Conduct of Business of CMS	29
6.2	Conduct of Business of Parent	31

Article 7 Additional Agreements		32
7.1	Exclusivity	32
7.2	Expenses	32
	7.2.1 General	32
	7.2.2 Attorney Fees	32
	7.2.3 Accountant Fees	32
	7.2.4 Uncovered Expenses	32
7.3	Insurance Tail Policies	32
7.4	Indemnification	33
	7.4.1 Claims for Indemnification	33
	7.4.2 Defense by Indemnifying Party	33
	7.4.3 Limitation on Liability for Indemnity.	34
7.5	Access and Information	35
7.6	Public Disclosure	35
7.7	Further Assurances	35
	7.7.1 Generally	35
	7.7.2 Novation of Contracts	36
	7.7.3 Benefit Plan Disclosures	36
7.8	Certain Tax Matters	36
	7.8.1 338(h)(10) Election	36
	7.8.2 Allocation of Purchase Price	36
	7.8.3 S Corporation Status	36

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	7.8.4 Tax Periods Ending on or before the Closing Date	37
	7.8.5 Cooperation on Tax Matters	37
	7.8.6 Tax Sharing Agreements	37
	7.8.7 Certain Taxes	38
7.9	Notification	38
7.10	Termination of the ESOP	38
7.11	Termination of Existing Shareholder Agreements	38

Article 8 Conditions Precedent		38
8.1	Conditions Precedent to the Obligations of Each Party	38
	8.1.1 No Illegality	38
	8.1.2 Government Consents	38
	8.1.3 No Injunction	39
	8.1.4 Escrow Agreement	39
	8.1.5 Paying Agent Agreement	39
8.2	Conditions Precedent to Obligation of Parent and Federal to Consummate the Transaction	39
	8.2.1 Representations and Warranties	39
	8.2.2 Agreements and Covenants	39
	8.2.3 Legal Opinion	39
	8.2.4 Closing Documents	39
	8.2.5 Third Party Consents	40
	8.2.6 Diligence Review	40
	8.2.7 Authority of the Trustee of the CMS Corporation Employee Stock Ownership Plan	40
	8.2.8 Non-Compete, Non-Solicitation and Non-Disturbance Agreements	40
	8.2.9 Employment Agreements	40
	8.2.10 Updated Employee List	40
	8.2.11 Material Adverse Effect	40
	8.2.12 No Outstanding Options, Warrants, etc.	41
	8.2.13 Resignations	41
	8.2.14 Termination of Employment Agreement with David C. Lucien	41
	8.2.15 Termination of Loans to Employees	41
	8.2.16 Termination of Consulting Agreement with Douglas Turner	41
	8.2.17 Phase 2E	41
	8.2.18 Maryland Qualification	41
	8.2.19 Paying Agent Agreement	41
	8.2.20 Audited Financials	41
8.3	Conditions to Obligations of CMS and the Stockholders to Consummate the Transaction	41
	8.3.1 Representations and Warranties	42
	8.3.2 Agreements and Covenants	42
	8.3.3 Legal Opinion	42
	8.3.4 Closing Documents	42
	8.3.5 Payment of Purchase Price	42

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Article 9 Survival of Representations		46
9.1	CMS’s and the Stockholders’ Representations	46
9.2	Parent’s and Federal’s Representations	47

Article 10 Other Provisions		47
10.1	Termination Events	47
10.2	Notices	48
10.3	Transfer of Obligations	49
10.4	Entire Agreement	49
10.5	Assignability	50
10.6	Accession	50
10.7	Validity	50
10.8	Specific Performance	50
10.9	Governing Law	50
10.10	Counterparts	50

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of February 12, 2004 (the “Agreement”), by and among CACI International Inc, a Delaware corporation (“Parent”), CACI, INC. - FEDERAL, a Delaware corporation and wholly-owned subsidiary of Parent (“Federal”), CMS Information Services, Inc., a Virginia corporation (“CMS”), and the stockholders of CMS listed on Schedule A attached hereto (each individually a “Stockholder” and collectively, the “Stockholders”). Should the CMS Information Services, Inc. Employee Stock Ownership Plan (the “ESOP”) accede to this Agreement pursuant to Section 10.6 hereof, then, from and after the time of such accession, the ESOP shall be deemed to be a Stockholder, and the Stockholders shall be deemed to include the ESOP, for all purposes hereunder.

WITNESSETH

WHEREAS, as of the date hereof, each Stockholder owns the number of issued and outstanding shares of common stock, $0.01 par value per share, of CMS (“CMS Common Stock”) set forth opposite such Stockholder’s name on Schedule A hereto;

WHEREAS, the Stockholders own all of the issued and outstanding shares of CMS Common Stock held by Persons other than the ESOP;

WHEREAS, the Stockholders wish to enter into this Agreement as of the date hereof and sell all of their shares of CMS Common Stock (the “Shares”) and Federal wishes to purchase all (but not less than all) of the Shares (the “Transaction”);

WHEREAS, the ESOP does not wish to be a party to this Agreement as of the date hereof, but may wish to accede to this Agreement prior to the Closing;

WHEREAS, Parent, Federal, the Stockholders and CMS wish to allow the ESOP to accede to this Agreement at its option after the date hereof and prior to the Closing, subject to certain terms and conditions; and

WHEREAS, Parent, Federal, the Stockholders and CMS wish to make certain representations and warranties and other agreements in connection with the Transaction;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Article 1

DEFINITIONS

1.1 Certain Matters of Construction. A reference to an article, section, exhibit or schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole. The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, law or regulation defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or law or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of laws and regulations) by succession of comparable successor laws or regulations and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

1.2 Cross References. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition
Acquisition Proposals	Section 7.1
Agreement	Preamble
Auditor	Section 2.5.3
CMS Balance Sheet	Section 3.5
CMS Common Stock	Recitals
CMS Financial Statements	Section 3.5
CMS Insurance Contracts	Section 3.19
CMS Plans	Section 3.11.1
CMS Proprietary Rights	Section 3.18.1
CMS	Preamble
CMS’s Accountant	Section 2.2.2
CMS’s Counsel	Section 2.2.2
Closing Balance Sheet	Section 2.5.1
Closing Date	Section 2.1
Closing	Section 2.1
Direct Payment	Section 2.2.2
Employee List	Section 3.12.2
Encumbrances	Section 3.15.1
Escrow Agent	Section 2.2.3
Escrow Agreement	Section 2.2.3
Escrow Payment	Section 2.2.3
Escrow	Section 2.2.3
ESOP	Preamble
Expenses	Section 7.2.1
Federal	Preamble
Final Closing Balance Sheet	Section 2.5.4
GAAP	Section 2.5.1
Governmental Entity	Section 3.4.2
Indemnification Claim	Section 7.4.1
Indemnified Party	Section 7.4.1

Indemnifying Party	Section 7.4.1
Indemnifying Stockholders	Section 2.2.3
Initial Balance Sheet	Section 2.5.1
Insurance Tail Premiums	Section 7.3
Notice of Claim	Section 7.4.1
Objections	Section 2.5.2
Parent Balance Sheet	Section 5.3
Parent Demand Notice	Section 7.1
Parent Indemnified Parties	Section 7.4
Parent Indemnifying Parties	Section 7.4
Parent Indemnity Basket	Section 7.4.3
Parent	Preamble
Permits	Section 3.8
Purchase Price	Section 2.2.1
Section 338(h)(10) Election	Section 7.8.1
Shares	Recitals
Stockholder Indemnified Parties	Section 7.4
Stockholder Indemnifying Parties	Section 7.4
Stockholder Indemnity Basket	Section 7.4.3
Stockholders	Recitals
Stockholders’ Representative	Section 2.4
Third Party Claim	Section 7.4.2
Transaction	Recitals
Welfare Plan	Section 3.11.6

1.3 Certain Definitions. As used herein, the following terms shall have the following meanings:

Affiliate: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

Affiliated Group: any affiliated group within the meaning of Code section 1504(a).

CMS Leases: each lease, sublease, license or other agreement under which CMS or any Subsidiary uses, occupies or has the right to occupy any real property or interest therein.

CMS Material Adverse Effect: any materially adverse change in or effect on CMS’s financial condition, business, operations, assets, properties, results of operations or prospects.

COBRA: the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

Code: the United States Internal Revenue Code of 1986, as amended from time to time.

Commercial Software: packaged commercial software programs generally available to the public through retail dealers in computer software or directly from the manufacturer which have been licensed to CMS or a Subsidiary and which are used in CMS’s or such

Subsidiary’s business but are in no way a component of or incorporated in or specifically required to develop any of CMS’s or such Subsidiary’s products and related trademarks and technology.

Control: (including with correlative meaning, controlled by and under common control with): as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Environmental Claim: any actual notice alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release of any Material of Environmental Concern at any location, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

Environmental Laws: any and all Federal, state and local laws, statutes, rules and regulations and common law relating to the environment or occupational health and safety, including without limitation any and all statutes, regulations, administrative decisions and orders pertaining to (a) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (e) the protection or wild life, marine life and wetlands, including without limitation all endangered and threatened species; (f) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (g) health and safety of employees and other persons; and (h) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

ERISA Affiliate: with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or an affiliated service group that includes that party (as defined for purposes of Sections 414(b), (c) and (m) of the Code).

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act: the Securities Exchange Act of 1934, as amended.

Key Management Group: David C. Lucien, Chairman and Chief Executive Officer of CMS; Robert B. Turner, President and Chief Operating Officer of CMS; Douglas K.

Turner, Vice Chairman of CMS; William H. Wilken, Secretary and Chief Information Officer of CMS; Lanphuong Truong, Treasurer and Chief Financial Officer of CMS; Charlie McQuillan, Division Vice President for Strategic Applications and Consulting of CMS; Jim Roy, Division Vice President for Enterprise Solutions of CMS; Mike Perro, Vice President of Business Development of CMS; and Bob Werthmann, Director of Human Resources of CMS.

Knowledge of CMS: the actual, current knowledge of the Key Management Group and each member thereof.

Letter of Intent: the letter dated November 19, 2003 from Stephen L. Waechter, Executive Vice President and Chief Financial Officer of Parent, to David C. Lucien, Chairman and Chief Executive Officer of CMS, expressing the companies’ intention to effect the stock purchase and related transactions, subject to execution of this Agreement and other matters.

Liability: any liability or obligation, known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, or otherwise, and whether due or to become due, including any liability for Taxes.

Losses: the amount of any actual damages, liabilities, obligations, deficiencies, losses (including without limitation any actual diminution in value), expenditures, costs or expenses (including without limitation reasonable attorneys’ fees and disbursements). For purposes of determining the amount of any Loss, the amount of any Loss shall be reduced by any insurance proceeds received or receivable in respect thereof (in each case net of costs of recovery). For purposes of determining the amount of any Loss incurred by reason of any breach of any representation or warranty made by CMS or the Stockholders under this Agreement, each such representation or warranty would read as if all qualifications as to materiality and knowledge were deleted therefrom.

Materials of Environmental Concern: petroleum and its by-products and any and all other substances or constituents to the extent that they are regulated by, or form the basis of liability under, any Environmental Law.

Net Worth: CMS’s total assets less total liabilities as of the Closing Date, determined in accordance with GAAP. Any receipts from the exercise of stock options after execution of the Letter of Intent and any related tax benefits to CMS shall be excluded from assets in determining Net Worth.

Parent Material Adverse Effect: any change in or effect on the financial condition, business, operations, assets, properties, results of operations of Parent and Federal considered on a consolidated basis that would reasonably be expected to impair the ability of Parent to provide funds for payment of the entire Purchase Price in accordance with the terms of this Agreement.

Paying Agent Agreement: the paying agent agreement, substantially in the form attached hereto as Exhibit G.

Permitted Encumbrances: (a) liens for current Taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (b) liens incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, (h) those liens disclosed on Exhibit H hereto, (i) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party, and (j) accounts payable incurred in the ordinary course of business.

Person: an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization.

SEC: the United States Securities and Exchange Commission, or any Governmental Entity succeeding to its functions.

Securities Act: the Securities Act of 1933, as amended.

Security Interest: any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialman’s, and similar liens, (b) liens for Taxes not yet due and payable, and (c) purchase money liens and liens securing rental payments under capital lease arrangements.

Subsidiary: any corporation, association, or other business entity a majority (by number of votes on the election of directors or persons holding positions with similar responsibilities) of the shares of capital stock (or other voting interests) of which is owned directly or indirectly by CMS.

Tax: any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Tax Return: any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Treasury Regulation: a regulation promulgated by the United States Treasury Department under one or more provisions of the Code.

Article 2

THE PURCHASE AND SALE OF SHARES

2.1 Purchase of the Shares from the Stockholders. Subject to and upon the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants, and agreements herein contained, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Stockholders shall sell, transfer, convey or assign and deliver to Federal, and Federal shall purchase, acquire and accept from the Stockholders, the Shares, free and clear of any and all liens, claims, encumbrances or rights of any third party. At the Closing, the Stockholders shall deliver to Federal stock powers or other appropriate instruments of transfer duly executed. The Closing shall take place at the offices of Parent in Arlington, Virginia, commencing at 9 a.m. local time on February 29, 2004 or on such other date as the parties may agree after the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (the “Closing Date”).

2.2 Purchase Price

2.2.1 The Aggregate Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by Federal for the Shares shall be $29,000,000 (Twenty-Nine Million Dollars), assuming the satisfaction of the conditions set forth in Section 8.2 and subject to adjustment as provided below in Section 2.5. All payments of the Purchase Price under this Section 2.2 shall be made in immediately available funds wired to one or more accounts designated by the Stockholders’ Representative, by a certified check or by such other method as may be agreed by the Stockholders’ Representative and Federal.

2.2.2 The Purchase Price Paid at the Closing. $25,000,000 (Twenty-Five Million Dollars) of the total Purchase Price (the “Direct Payment”), less

(a)	the amount of the fees owed by CMS or the Stockholders (or any of them) to John Woloszyn (“CMS’s Counsel”), which will be paid by Federal directly to CMS’s Counsel pursuant to Section 7.2.2;

(b)	the amount of the fees owed by CMS or the Stockholders (or any of them) to McGladrey and Pullen, L.L.P. (“CMS’s Accountant”), which will be paid by Federal directly to CMS’s Accountant pursuant to Section 7.2.3; and

(c)	an amount equal to one-half of the Insurance Tail Premium.

shall be paid to the Stockholders by Federal on the Closing Date on the basis of the allocations set forth on Schedule A hereto.

2.2.3 The Escrowed Portion of the Purchase Price. For the purpose of securing the Stockholders’ obligations pursuant to Section 7.4, $4,000,000 (Four Million Dollars) of the total Purchase Price (the “Escrow Payment”) shall be delivered to an account (the “Escrow”) to be administered by Riggs Bank NA (the “Escrow Agent”) pursuant to an escrow agreement substantially in the form of Exhibit A (the “Escrow Agreement”). The Escrow Payment shall be delivered by Federal to the Escrow Agent on behalf of the Stockholders named on Schedule B hereto (the “Indemnifying Stockholders”) and as allocated among the Indemnifying Stockholders asset forth on Schedule B.

2.3 Additional Actions. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest, perfect or confirm in Federal title to or ownership or possession of the Shares acquired pursuant to this Agreement, the Stockholders, as well as the officers and directors of CMS and Federal, are fully authorized in their name and in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action to so vest, perfect or confirm in Federal title to or ownership of the Shares, so long as such action is consistent with this Agreement.

2.4 Stockholders’ Representative. The Stockholders hereby appoint David C. Lucien as the true and lawful agent and attorney-in-fact (the “Stockholders’ Representative”) of the Stockholders with full power of substitution to act in the name, place and stead of the Stockholders with respect to the surrender of the stock certificates owned by each of the Stockholders to Federal in accordance with the terms and provisions of this Agreement, and to act on behalf of the Stockholders in any litigation or arbitration involving this Agreement, act as the paying agent on behalf of the Stockholders, do or refrain from doing all such further acts and things, and execute all such documents as the Stockholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

2.4.1 to act for the Stockholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Stockholders and to transact matters of litigation;

2.4.2 to execute and deliver all ancillary agreements, certificates and documents that the Stockholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

2.4.3 to act as the paying agent and to receive funds and give receipts for funds, including in respect of any adjustments to the Purchase Price, and to do or refrain from doing the actions further described in the Paying Agent Agreement;

2.4.4 to do or refrain from doing any further act or deed on behalf of the Stockholders that the Stockholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement and the Paying Agent Agreement as fully and completely as the Stockholders could do if personally present; and

2.4.5 to receive service of process in connection with any claims under this Agreement.

The appointment of the Stockholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Parent, Federal and CMS may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders’ Representative in all matters referred to herein.

If David C. Lucien resigns, dies or is otherwise unable to serve as the Stockholders’ Representative, the successor Stockholders’ Representative shall be designated in writing by the Stockholders who held a majority of the CMS Common Stock immediately prior to the Closing, and such designation shall be binding upon all of the Stockholders.

If any individual Stockholders should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Stockholders’ Representative pursuant to this Section 2.4 shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Stockholders’ Representative, Parent, Federal or CMS shall have received notice of such death, incapacity, termination or other event.

All notices and other deliveries required to be made or delivered by Parent, Federal or CMS to the Stockholders shall be made to the Stockholders’ Representative for the benefit of the Stockholders and shall discharge in full all notice requirements of Parent, Federal or CMS to the Stockholders with respect thereto. The Stockholders hereby confirm all that the Stockholders’ Representative shall do or cause to be done by virtue of his appointment as the Stockholders’ Representative of the Stockholders.

The Stockholders’ Representative shall act for the Stockholders on all of the matters set forth in this Agreement in the manner the Stockholders’ Representative believes to be in the best interest of the Stockholders and consistent with his and their obligations under this Agreement, but the Stockholders’ Representative shall not be responsible to the Stockholders for any loss or damages the Stockholders may suffer by the performance by the Stockholders’ Representative of his duties under this Agreement, other than loss or damage arising from his willful violation of the law or his duties hereunder. The Stockholders’ Representative and his heirs and personal or legal representatives shall be held harmless by the Stockholders from, and indemnified against, any loss or damages arising out of or in connection with the performance of his obligations in accordance with the provisions of this Agreement, except for any of the foregoing arising out of his willful violation of the law. The foregoing indemnity shall survive the resignation or substitution of the Stockholders’ Representative.

Notwithstanding anything to the contrary herein, the Stockholders’ Representative shall have no liability or obligation to any Stockholder Indemnified Party otherwise than, and only to the extent of, his individual liability as a Stockholder as set forth in Section 7.4.

2.5 Adjustment to Purchase Price.

2.5.1 Preparation of Closing Balance Sheet. As soon as reasonably possible after the Closing Date (but not later than 60 days thereafter), Federal shall prepare or cause to be prepared and shall deliver to the Stockholders’ Representative a Closing Balance Sheet for CMS as of the opening of business on the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”).

2.5.2 Review of Closing Balance Sheet. The Stockholders’ Representative, upon receipt of the Closing Balance Sheet, shall (a) review the Closing Balance Sheet and (b) to the extent he may deem necessary, make reasonable inquiry of CMS, Federal and their accountants (if any are used), relating to the preparation of the Closing Balance Sheet. The Stockholders’ Representative and his employees and advisors shall have full access upon prior written notice and during normal business hours to the books, papers and records of CMS and its accountants (if any are used), relating to the preparation of the Closing Balance Sheet in connection with such inquiry and the preparation of any objections thereto (“Objections”). The Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by, the Stockholders’ Representative on behalf of the Stockholders unless the Stockholders’ Representative shall have notified Federal in writing of any Objections thereto within 30 days after receipt of the Closing Balance Sheet.

2.5.3 Disputes. In the event of Objections, Federal shall have 20 days to review and respond to such Objections, and Federal and the Stockholders’ Representative shall attempt to resolve the differences underlying such Objections within 20 days following completion of Federal’s review of such Objections. Disputes between Federal and the Stockholders’ Representative which cannot be resolved by them within such 20-day period shall be referred no later than such 20th day for decision to a nationally-recognized independent public accounting firm mutually selected by the Stockholders’ Representative and Federal (the “Auditor”) (which firm shall not be either of (a) the independent public accountants of Federal or (b) the independent public accountants used by CMS prior to the Closing Date) who shall act as arbitrator and determine, based solely on presentations by the Stockholders’ Representative and Federal and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Balance Sheet requires adjustment. The Auditor shall deliver its written determination to Federal and the Stockholders’ Representative no later than the 30th day after the remaining differences underlying such Objections are referred to the Auditor, or such longer period of time as the Auditor reasonably determines is necessary. The Auditor’s determination shall be conclusive and binding upon the parties. The fees and disbursements of the Auditor shall be allocated equally between Federal and the Stockholders. Federal and the Stockholders shall make readily available to the Auditor all relevant information, books and records and any work papers relating to the Closing Balance Sheet and all other items reasonably requested by the Auditor. In no event may the Auditor’s resolution of any difference be for an amount which is outside the range of Federal’s and the Stockholders’ Representative’s disagreement.

2.5.4 Final Closing Balance Sheet. The Closing Balance Sheet shall become final and binding upon the parties upon the earlier of (a) the Stockholders’ Representative’s failure to object thereto within the period permitted under Section 2.5.2, (b) the agreement between Federal and the Stockholders’ Representative with respect thereto and (c) the decision by the Auditor with respect to any disputes under Section 2.5.3. The Closing Balance Sheet, as adjusted pursuant to the agreement of the parties or decision of the Auditor, when final and binding is referred to herein as the “Final Closing Balance Sheet.”

2.5.5 Adjustments to the Purchase Price. As soon as practicable (but not more than five business days) after the date on which the Final Closing Balance Sheet shall have been determined in accordance with this Section 2.5, (a) the Stockholders’ Representative, as paying agent, shall pay to Federal in immediately available funds in United States Dollars the amount, if any, by which the Net Worth in the Final Closing Balance Sheet is less than $6,100,000 (Six Million One Hundred Thousand Dollars), which shall constitute an immediate adjustment of the Purchase Price in such amount or (b) Federal shall pay to the Stockholders’ Representative, as paying agent, in immediately available funds in United States Dollars the amount, if any, by which the Net Worth in the Final Closing Balance Sheet is greater than $6,100,000 (Six Million One Hundred Thousand Dollars), which shall constitute an immediate adjustment of the Purchase Price in such amount.

Article 3

REPRESENTATIONS AND WARRANTIES OF CMS AND THE INDEMNIFYING STOCKHOLDERS

CMS and each of the Indemnifying Stockholders jointly and severally represent and warrant to Parent and Federal as follows. Except where the context requires otherwise, all references to “CMS” in this Article 3 refer to CMS and each of the Subsidiaries.

3.1 Corporate Status of CMS. Except as set forth on Schedule 3.1 hereto, CMS is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Except as set forth on Schedule 3.1 hereto, CMS is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where failure to be so qualified would not have an CMS Material Adverse Effect. All jurisdictions in which CMS is qualified to do business are set forth on Schedule 3.1 hereto.

3.2 Capital Stock

3.2.1 Authorized Stock of CMS. The authorized capital stock of CMS consists of 40,000,000 shares of CMS Common Stock consisting of 20,000,000 shares of Voting Common Stock - A, of which 7,676,192 shares are issued and outstanding, and 20,000,000 shares of Non-Voting Common Stock - B , of which 0 shares are issued and outstanding. No shares of CMS Common Stock are held in Treasury. All of the outstanding shares of CMS Common Stock have been duly authorized and validly issued, were not issued in violation of any Person’s preemptive rights, and are fully paid and nonassessable. The Stockholders together own of record and beneficially all the outstanding shares of CMS Common Stock, other than the 386,545 shares of CMS Common Stock owned by the ESOP.

3.2.2 Options and Convertible Securities of CMS. Except as set forth on Schedule 3.2.2, there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating CMS to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. Except as set forth on Schedule 3.2.2, there are no voting trusts or other agreements or understandings to which CMS or any Stockholder is a party with respect to the voting of the shares of CMS Common Stock and CMS is neither a party to, nor bound by, any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of CMS Common Stock or any other securities of CMS.

3.3 Subsidiaries. CMS owns all of the capital stock of each of the corporations named on Schedule 3.3, and the jurisdiction and date of organization of each such corporation, as well as the date on which CMS acquired or organized each such corporation, is listed opposite the name of such corporation on such schedule. CMS has no Subsidiaries other than those named on Schedule 3.3. Except as set forth on Schedule 3.3, CMS has not acquired, sold, divested or liquidated any corporate entity or line of business. There are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating any Subsidiary to issue, sell or otherwise dispose of shares of their capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of their capital stock. There are no voting trusts or other agreements or understandings to which any of CMS or any Subsidiary is a party with respect to the voting of the shares of the capital stock of any Subsidiary and no Subsidiary is a party to, or bound by, any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any of its securities.

3.4 Authority for Agreement; Noncontravention

3.4.1 Authority. CMS has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to the extent of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the extent of CMS’s obligations hereunder, have been duly and validly authorized by the board of directors of CMS and no other corporate proceedings on the part of CMS are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the extent of CMS’s obligations hereunder. This Agreement and the other agreements contemplated hereby to be signed by CMS have been duly executed and delivered by CMS and constitute valid and binding obligations of CMS, enforceable against CMS in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.4.2 No Conflict. Except as set forth on Schedule 3.4.2 hereto, none of the execution, delivery or performance of this Agreement and the agreements referenced herein, nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in a violation of any provision of CMS’s charter documents or by-laws or the charter documents or by-laws of any Subsidiary, (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which CMS or any Subsidiary is a party or by which CMS or any Subsidiary, or any of their respective assets or properties, are bound or which is applicable to CMS or any Subsidiary, or any of their respective assets or properties. Except to the extent that novation is required as further described in Section 7.7.2 below, no authorization, consent or approval of, or filing with or notice to, any United States or foreign governmental or public body or authority (each a “Governmental Entity”) is necessary for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have an CMS Material Adverse Effect.

3.5 Financial Statements. CMS has previously furnished Parent with a copy of CMS’s balance sheet as of December 31, 2003 and December 31, 2002 and CMS’s statements of operations, cash flows and changes in stockholders’ equity for the year then ended, and such balance sheets and statements of operations, cash flows and changes in stockholder’s equity are accurate and complete. The December 31, 2002 annual financial statements were audited by McGladrey & Pullen, LLP, certified public accountants, and CMS has previously furnished Parent with a copy of the report of McGladrey & Pullen, LLP on such audited financial statements. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “CMS Financial Statements” and CMS’s balance sheet as of December 31, 2003 is referred to herein as the “CMS Balance Sheet.” Each of the balance sheets included in the CMS Financial Statements (including any related notes) fairly presents in all material respects CMS’s financial position as of their respective dates, and the other statements included in the CMS Financial Statements (including any related notes) fairly present in all material respects CMS’s results of operations, cash flows and stockholders’ equity, as the case may be, for the periods therein set forth, in each case in accordance with GAAP consistently applied. There are no significant deficiencies in the design or operation of CMS’s internal controls over financial reporting (as such concept is defined in Rule 13a-15(f) under the Exchange Act) which could adversely affect CMS’s ability to record, process, summarize, and report financial data.

3.6 Absence of Material Adverse Changes. Except as set forth on Schedule 3.6 hereto, since the date of the Letter of Intent, CMS has not suffered any CMS Material Adverse Effect, and there has not occurred or arisen any event, condition or state of facts of any character that could reasonably be expected to result in an CMS Material Adverse Effect. Since the date of the Letter of Intent, there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by CMS of, any of the shares of capital stock of CMS, nor has there been any commitment relating to any of the foregoing.

3.7 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.7, neither CMS nor any Subsidiary has any Liabilities that are not fully reflected or provided for on, or disclosed in the notes to, the balance sheets included in the CMS Financial Statements, except (a) Liabilities incurred in the ordinary course of business since the date of the CMS Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to have an CMS Material Adverse Effect, (b) Liabilities permitted or contemplated by this Agreement, and (c) Liabilities expressly disclosed on the Schedules delivered hereunder.

3.8 Compliance with Applicable Law, Charter and By-Laws. CMS and each Subsidiary has all requisite licenses, permits and certificates from all Governmental Entities necessary to conduct their respective businesses as currently conducted, and to own, lease and operate their respective properties in the manner currently held and operated (collectively, “Permits”), except as set forth on Schedule 3.8 hereto and except for any Permits the absence of which, in the aggregate, do not and could not reasonably be expected to have an CMS Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby. All of such Permits are in full force and effect. CMS and each Subsidiary is in compliance in all material respects with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the Knowledge of CMS, threatened, which may result in revocation, cancellation, suspension, or any materially adverse modification of any of such Permits. The businesses of CMS and the Subsidiaries are not being, and have not been, conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any Governmental Entity. Neither CMS nor any Subsidiary is in default or violation of any provision of its charter documents or its by-laws. Also set forth on Schedule 3.8 hereto is a list of the jurisdictions in which CMS or any Subsidiary is not authorized or qualified to do business, but where employees of CMS or such Subsidiary conduct activities or otherwise have a physical presence.

3.9 Litigation and Audits. Except for any claim, action, suit or proceeding set forth on Schedule 3.9 or Schedule 3.10.3 hereto, (a) there is no investigation by any Governmental Entity with respect to CMS or any Subsidiary pending or, to the Knowledge of CMS, threatened, nor has any Governmental Entity indicated to CMS or any Subsidiary an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or, to the Knowledge of CMS, threatened against or involving CMS or any Subsidiary, or any of their respective assets or properties, at law or in equity, or before any arbitrator or Governmental Entity, that, if adversely determined, either singly or in the aggregate, would have an CMS Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby; and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against CMS or any Subsidiary.

3.10 Tax Matters

3.10.1 Filing of Returns. Each of CMS and the Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of CMS and the Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither CMS nor any of the Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where CMS or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of CMS or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

3.10.2 Payment of Taxes. CMS and each of the Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

3.10.3 Assessments or Disputes. None of the Key Management Group, nor any director or officer (or employee responsible for Tax matters) of CMS or any Subsidiary, expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of CMS or any Subsidiary either (a) claimed or raised by any authority or (b) as to which any of the Key Management Group or any of the directors and officers (and employees responsible for Tax matters) of CMS or any Subsidiary has knowledge based upon personal contact with any agent of such authority. Schedule 3.10.3 lists all federal, state, local, and foreign income Tax Returns filed with respect to CMS or any Subsidiary for taxable periods ended on or after December 31, 1998, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. CMS and the Subsidiaries has delivered to Federal correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by CMS or any Subsidiary.

3.10.4 Waiver of Statute of Limitations. Neither CMS nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.10.5 Collapsible Corporations, Golden Parachutes, Real Property Holding Corporations. Neither CMS nor any Subsidiary has filed a consent under Code section 341(f) concerning collapsible corporations. Neither CMS nor any Subsidiary has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code section 280G. Neither CMS nor any Subsidiary has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). Neither CMS nor any Subsidiary is a party to any Tax allocation or sharing agreement. Neither CMS nor any Subsidiary (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was CMS) or (B) has any Liability for the Taxes of any Person (other than CMS or a Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

3.10.6 Tax Basis. Schedule 3.10.6 sets forth (a) the basis of CMS in each of the assets of CMS and its qualified subchapter S Subsidiaries, the Fair Market Value of the total assets of CMS on the day CMS became an S Corporation, the Fair Market Value of each of CMS’s qualified subchapter S Subsidiaries on the day each such qualified subsidiary became a qualified subchapter S Subsidiary, (b) the adjusted tax basis of each of the assets of CMS on the day CMS became an S corporation, and (c) the adjusted tax basis of each of the assets of each of CMS’s qualified subchapter S subsidiaries on the day each such qualified subchapter S subsidiary became a qualified subchapter S Subsidiary.

3.10.7 Unpaid Taxes. The unpaid Taxes of CMS and the Subsidiaries (a) did not, as of the date of the CMS Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the CMS Balance Sheet (rather than in any notes thereto) and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of CMS and the Subsidiaries in filing their Tax Returns.

3.10.8 Unclaimed Property. Except as set forth on Schedule 3.10.8, neither CMS nor any Subsidiary has any assets that may constitute unclaimed property under applicable law. CMS and the Subsidiaries have complied in all material respects with all applicable unclaimed property laws. Without limiting the generality of the foregoing, CMS and the Subsidiaries have established and followed procedures to identify any unclaimed property and, to the extent required by applicable law, remit such unclaimed property to the applicable governmental authority. The records of CMS and the Subsidiaries are adequate to permit a governmental agency or authority or other outside auditor to confirm the foregoing representations.

3.10.9 No Changes in Accounting, Closing Agreement, Installment Sale. Neither CMS nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (b) ”closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (c) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amount received on or prior to the Closing Date.

3.10.10 S Corporation. CMS (and any predecessor of CMS) has been a validly electing S corporation within the meaning of Code sections 1361 and 1362 at all times since September 1, 1995, and CMS will be an S corporation up to and including the Closing Date. Schedule 3.10.10 identifies each Subsidiary, and indicates each Subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Code section 1361(b)(3)(B). Each Subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the Closing Date.

3.10.11 Acquisitions. Neither CMS nor any Subsidiary has (a) acquired assets from another corporation in a transaction in which CMS’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (b) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

3.11 Employee Benefit Plans

3.11.1 List of Plans. Schedule 3.11.1 hereto contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, restricted stock, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material written personnel policy, relating to any persons employed by CMS or any Subsidiary or in which any person employed by CMS or any Subsidiary is eligible to participate and which is currently maintained or that was maintained at any time by CMS, any Subsidiary or any ERISA Affiliate of CMS or any Subsidiary (collectively, the “CMS Plans”). CMS has delivered to Parent (a) accurate and complete copies of all CMS Plan documents and all other material documents relating thereto, including (if applicable) all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instruments, and summary plan descriptions relating to said CMS Plans, (b) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all CMS Plans for which financial statements or actuarial reports are required or have been prepared, and (c) accurate and complete copies of all annual reports and summary annual reports for all CMS Plans for which annual reports are required or have been prepared. CMS has also delivered to Parent complete copies of other current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the CMS Plans. Neither CMS nor any Subsidiary has any “defined benefit plans” as defined in Section 3(35) of ERISA. Neither CMS nor any Subsidiary has any current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).

3.11.2 ERISA. None of CMS, the Subsidiaries and the ERISA Affiliates of CMS and the Subsidiaries has incurred any “withdrawal liability” calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause any of them to incur any such liability. No employee pension benefit plan previously maintained by CMS, any Subsidiary or any ERISA Affiliate of CMS or any Subsidiary which was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C of Title IV of ERISA with respect to which the requirement to file a notice with the Pension Benefit Guaranty Corporation has not been waived has occurred with respect to any such CMS Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred by CMS, any Subsidiary or any ERISA Affiliate of CMS or any Subsidiary. Except as set forth on Schedule 3.11.2, with respect to all CMS Plans, CMS, the Subsidiaries and CMS’ and the Subsidiaries’ ERISA Affiliates are in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, and have in all material respects performed all obligations required to be performed by them. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all CMS Plans have been timely filed or delivered. All fees required to be paid in connection with the administration of any ERISA plan, and all fees required to be paid as a result of the termination of any plan recordkeeping agreements, have been disclosed to Parent and Federal. None of CMS, the Subsidiaries and the ERISA Affiliates of CMS and the Subsidiaries, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the CMS Plans, has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code or Section 406 of ERISA which could subject CMS, any Subsidiary, any Affiliate of CMS or any Subsidiary, any director or employee of any CMS Plan or any trust relating to any CMS Plan, or any party dealing with any CMS Plan or trust relating thereto to any tax or penalty on “prohibited transactions” imposed by Section 4975 of the Code. Except as set forth on Schedule 3.11.2, neither the CMS Plans nor any of the trusts created thereunder have incurred any “accumulated funding deficiency,” as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived. Neither CMS nor any Subsidiary has at any time had an ERISA Affiliate.

3.11.3 Plan Determinations. Each CMS Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify; copies of all determination letters have been delivered to Parent, and, to the Knowledge of CMS, nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption, or result in the imposition of any excise tax or income tax on unrelated business income under the Code or ERISA with respect to any CMS Plan. With respect to each CMS Plan which is a qualified profit sharing plan, all employer contributions accrued for plan years ending prior to the Closing under CMS Plan terms and applicable law have been made.

3.11.4 Funding. Except as set forth on Schedule 3.11.4:

(a) all contributions, premiums or other payments due or required to be made to CMS Plans as of the date hereof have been made as of the date hereof or are properly reflected on the CMS Balance Sheet;

(b) there are no actions, liens, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of CMS, threatened, with respect to any CMS Plan, nor is any CMS Plan the subject of any pending (or to the Knowledge of CMS, any threatened) investigation or audit by the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation;

(c) no event has occurred, and, except for actions or matters relating to the CMS Plans contemplated by, or resulting from this Agreement, there exists no condition or set of circumstances, which presents a material risk of a partial termination (within the meaning of Section 411(d)(3) of the Code) of any CMS Plan; and

(d) with respect to any CMS Plan that is qualified under Section 401(k) of the Code, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which CMS could be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course) that is reasonably likely to have an CMS Material Adverse Effect under ERISA, the Code or any other applicable law.

3.11.5 Certain Other Matters. Except as reserved for on the Closing Balance Sheet or the Final Closing Balance Sheet, CMS has no liability or potential liability in any form whatsoever, and neither CMS nor any Subsidiary will have liability or potential liability in any form whatsoever, with regard to any CMS Plan, as a result of the any failure to perform non-discrimination testing on an CMS Plan or any failure to amend an CMS Plan pursuant to the legislation commonly known as “GUST” or the legislation commonly known as “EGTRRA.” All employee contributions, including elective deferrals, to CMS’s and the Subsidiaries’ 401(k) plan(s) have been segregated from CMS’s and the Subsidiaries’ general assets and deposited into the trust(s) established pursuant to such 401(k) plan(s) in a timely manner in accordance with the “plan asset” regulations of the Department of Labor.

3.11.6 Welfare Plans. With respect to any CMS Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a “Welfare Plan”) and except as set forth on Schedule 3.11.6, (a) each Welfare Plan for which contributions are claimed by CMS or any Subsidiary as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (b) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (c) all CMS Plans that are group health plans (within the meaning of Section 4980B(g)(2) of the Code) comply, and in each and every case have complied, with all of the applicable material requirements of COBRA, the Family Medical Leave Act of 1993, the Health Insurance and Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, and all similar provisions of state law or foreign law applicable to employees of CMS, any Subsidiary or any ERISA Affiliate of CMS or any Subsidiary. None of the CMS Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and none of CMS, the Subsidiaries and the ERISA Affiliates of CMS and the Subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute. No CMS Plan or employment agreement provides health benefits that are not insured through an insurance contract. Each CMS Plan is amendable and terminable unilaterally by CMS or a Subsidiary at any time without liability to CMS or any Subsidiary as a result thereof and no CMS Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits CMS or a Subsidiary from amending or terminating any such CMS Plan.

3.12 Employment-Related Matters

3.12.1 Labor Relations. Except to the extent set forth on Schedule 3.12.1 hereto: (a) neither CMS nor any Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of employees of CMS or any Subsidiary; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the Knowledge of CMS, threatened against or otherwise affecting CMS or any Subsidiary, and neither CMS nor any Subsidiary has experienced the same; (c) other than in the ordinary course of business neither CMS nor any Subsidiary has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time, and neither CMS nor any Subsidiary has planned or announced any such action or program for the future with respect to which CMS or any Subsidiary has or may have any material liability; and (d) all salaries, wages, vacation pay, bonuses, commissions and other compensation due from CMS or any Subsidiary before the date hereof have been paid or accrued as of the date hereof.

3.12.2 Employee List. CMS has heretofore delivered to Parent a list (the “Employee List”) dated as of February 11, 2004 containing the name of each person employed by CMS or any Subsidiary and each such employee’s position, starting employment date and annual salary. The Employee List is correct and complete as of the date of the Employee List. No third party has asserted any claim or has any reasonable basis to assert any claim against

CMS or any Subsidiary that either the continued employment by, or association with, CMS or any Subsidiary of any of the present officers or employees of, or consultants to, CMS or any Subsidiary contravenes any agreement or law applicable to unfair competition, trade secrets or proprietary information.

3.12.3 Conduct of Directors and Officers. No director or officer of CMS or any Subsidiary has been involved in any of the events described in Item 401(f) of Regulation S-K under the Securities Act.

3.13 Environmental

3.13.1 Environmental Laws. Except as set forth on Schedule 3.13.1 hereto, (a) CMS and each Subsidiary is and has been in compliance with all applicable Environmental Laws in effect on the date hereof; (b) neither CMS nor any Subsidiary has received any written communication that alleges that it is or was not in compliance with all applicable Environmental Laws in effect on the date hereof; (c) there are no circumstances that may prevent or interfere with compliance in the future with any applicable Environmental Laws; (d) all Permits and other governmental authorizations currently held by CMS or any Subsidiary pursuant to the Environmental Laws are in full force and effect, CMS and each Subsidiary is in compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations required pursuant to the Environmental Laws are required by CMS or any Subsidiary for the conduct of its respective business on the date hereof; (e) such Permits will not be terminated or impaired or become terminable, in whole or in part, solely as a result of the transactions contemplated hereby; and (f) the management, handling, storage, transportation, treatment, and disposal by CMS and each Subsidiary of all Materials of Environmental Concern is and has been in compliance with all applicable Environmental Laws.

3.13.2 Environmental Claims. Except as set forth on Schedule 3.13.2 hereto, there is no Environmental Claim pending or, to the Knowledge of CMS, threatened, against or involving CMS or any Subsidiary or against any Person whose liability for any Environmental Claim CMS or any Subsidiary has or may have retained or assumed either contractually or by operation of law.

3.13.3 No Basis for Claims. Except as set forth on Schedule 3.13.3 hereto, there are no past or present actions or activities by CMS or any Subsidiary, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, whether or not by CMS or a Subsidiary, that could reasonably form the basis of any Environmental Claim against CMS or any Subsidiary or against any Person whose liability for any Environmental Claim CMS or any Subsidiary may have retained or assumed either contractually or by operation of law, including, without limitation, the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern or any other contamination or other hazardous condition, related to the premises at any time occupied by CMS or any Subsidiary. Without limiting the generality of the foregoing, except as set forth on Schedule 3.13.3 hereto, neither CMS nor any Subsidiary has received any notices, demands, requests for information, investigations pertaining to compliance with or liability under Environmental Law or Materials of Environmental Concern, nor, to the Knowledge of CMS, are any such notices, demands, requests for information or investigations threatened.

3.13.4 Disclosure of Information. CMS and each Subsidiary has made, and during the period between the date of this Agreement and the Closing Date will continue to make, available to Parent and Federal all environmental investigations, studies, audits, tests, reviews and other analyses conducted in relation to Environmental Laws or Materials of Environmental Concern that are in the possession, custody, or control of CMS or any Subsidiary and pertain to CMS, any Subsidiary or any property or facility now or previously owned, leased or operated by CMS or any Subsidiary.

3.13.5 Liens. No lien imposed relating to or in connection with any Environmental Claim, Environmental Law, or Materials of Environmental concern has been filed or has been attached to any of the property or assets which are owned, leased or operated by CMS or any Subsidiary.

3.14 No Broker’s or Finder’s Fees. Neither CMS nor any Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

3.15 Assets Other Than Real Property

3.15.1 Title. CMS or a Subsidiary has good and marketable title to all of the tangible assets shown on the CMS Balance Sheet, and such title is in each case free and clear of any Security Interest, lease or other encumbrance (collectively, “Encumbrances”), except for (a) assets disposed of since the date of the CMS Balance Sheet in the ordinary course of business and in a manner consistent with past practices, (b) Liabilities, obligations and Encumbrances reflected in the CMS Balance Sheet or otherwise in the CMS Financial Statements, (c) Permitted Encumbrances, and (d) Liabilities, obligations and Encumbrances set forth on Schedule 3.15.1 hereto. Each tangible assets of CMS or any Subsidiary that has a present value of $1,000 or more or that is otherwise material to CMS’s business or the business of any Subsidiary is listed on Schedule 3.15.1.

3.15.2 Accounts Receivable. Except as set forth on Schedule 3.15.2, all receivables shown on the CMS Balance Sheet and all receivables accrued by CMS or any Subsidiary since the date of the CMS Balance Sheet, have been collected or are collectible in all material respects in the aggregate amount shown, less any allowances for doubtful accounts reflected therein, and, in the case of receivables arising since the date of the CMS Balance Sheet, any additional allowance in respect thereof is consistent with the allowance reflected in the CMS Balance Sheet.

3.15.3 Condition. All material facilities, equipment and personal property owned by CMS or any Subsidiary and used in the business or CMS or a Subsidiary are in good operating condition and repair, ordinary wear and tear excepted, and all such wear and tear taken in the aggregate is not material to CMS and does not affect CMS’s business or the business of any Subsidiary or affect CMS’s obligation to perform under this Agreement.

3.16 Real Property

3.16.1 CMS Real Property. Neither CMS nor any Subsidiary owns or has owned any real property.

3.16.2 CMS Leases. Schedule 3.16.2 hereto lists all CMS Leases. Complete copies of the CMS Leases, and all material amendments thereto (which are identified on Schedule 3.16), have been made available by CMS to Parent. The CMS Leases grant leasehold estates free and clear of all Encumbrances (except Permitted Encumbrances) and no Encumbrances (except Permitted Encumbrances) have been granted by or caused by the actions of CMS or any Subsidiary. The CMS Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.16.2, neither CMS nor any Subsidiary, nor, to the Knowledge of CMS, any other party to a CMS Lease, has committed a material breach or default under any CMS Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default, nor, to the Knowledge of CMS, are there any facts or circumstances that would reasonably indicate that CMS or any Subsidiary is likely to be in material breach or default under any CMS Lease. Schedule 3.16.2 correctly identifies each CMS Lease the provisions of which would be materially and adversely affected by the transactions contemplated hereby and each CMS Lease that requires the consent of any third party in connection with the transactions contemplated hereby. No material construction, alteration or other leasehold improvement work with respect to the real property covered by any CMS Lease remains to be paid for or to be performed by CMS or any Subsidiary. Except as set forth on Schedule 3.16.2, no CMS Lease has an unexpired term which, including any renewal or extensions of such term provided for in such CMS Lease, could exceed ten years.

3.16.3 Condition. All buildings, structures, leasehold improvements and fixtures, or parts thereof, used by CMS or any Subsidiary in the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted.

3.17 Agreements, Contracts and Commitments

3.17.1 CMS Agreements. Except as set forth on Schedule 3.17.1 hereto or any other Schedule hereto, neither CMS nor any Subsidiary is a party to:

(a) any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

(b) any employment agreement with any present employee, officer, director or consultant (or former employees, officers, directors and consultants to the extent there remain at the date hereof obligations to be performed by CMS or any Subsidiary);

(c) any agreement for personal services or employment with a term of service or employment specified in the agreement or any agreement for personal services;

(d) any agreement of guarantee or indemnification in an amount that is material to CMS taken as a whole;

(e) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of CMS or any Subsidiary to compete with any Person in any geographic area or to engage in any line of business;

(f) any lease other than the CMS Leases under which CMS or any Subsidiary is lessee;

(g) any joint venture or profit-sharing agreement (other than with employees);

(h) except for trade indebtedness incurred in the ordinary course of business and equipment leases entered into in the ordinary course of business, any loan or credit agreements providing for the extension of credit to CMS or any Subsidiary, or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $25,000 or more;

(i) any license agreement, either as licensor or licensee, involving payments (including past payments) of $25,000 in the aggregate or more, or any distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar material contract or commitment;

(j) any agreement granting exclusive rights to, or providing for the sale of, all or any portion of the CMS Proprietary Rights (as defined in Section 3.18.1);

(k) any agreement or arrangement providing for the payment of any commission based on sales other than to employees of CMS or a Subsidiary;

(l) any agreement for the sale by CMS or any Subsidiary of materials, products, services or supplies that involves future payments to CMS or any Subsidiary of more than $25,000;

(m) any agreement for the purchase by CMS or any Subsidiary of any materials, equipment, services, or supplies, that either (i) involves a binding commitment by CMS or a Subsidiary to make future payments in excess of $25,000 and cannot be terminated by it without penalty upon less than three months’ notice or (ii) was not entered into in the ordinary course of business;

(n) any agreement or arrangement with any third party for such third party to develop any intellectual property or other asset expected to be used or currently used or useful in the business of CMS or any Subsidiary;

(o) any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by CMS or any Subsidiary that involves future payments by CMS or any Subsidiary of more than $25,000;

(p) any agreement or commitment to which present or former directors, officers or Affiliates of CMS or any Subsidiary, or directors or officers of any Affiliate of any of the foregoing, are also parties;

(q) any agreement not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by CMS or any Subsidiary of more than $25,000, other than the CMS Leases;

(r) any agreement not described above that was not made in the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of CMS; or

(s) any agreement that provides for any continuing or future obligation, actual or contingent, of CMS or any Subsidiary, including but not limited to any continuing representation or warranty or any indemnification obligation that arose in connection with the disposition of any business or assets of CMS or any Subsidiary.

3.17.2 Validity. Except as set forth on Schedule 3.17.2, all contracts, leases, instruments, licenses and other agreements required to be set forth on Schedule 3.17.1 are valid and in full force and effect; neither CMS nor any Subsidiary, nor to the Knowledge of CMS, any other party thereto, has breached any provision of, or defaulted under the terms of any such contract, lease, instrument, license or other agreement, except for any breaches or defaults that, in the aggregate, would not be expected to have an CMS Material Adverse Effect or have been cured or waived; and CMS has not received any “notice to cure” or a similar notice from any Governmental Entity requesting performance under any contract, instrument or other agreement between CMS or any Subsidiary and such Governmental Entity.

3.17.3 Third-Party Consents. Schedule 3.17.3 identifies each contract and other document set forth on Schedule 3.17.1 that requires the consent of a third party in connection with the transactions contemplated hereby.

3.18 Intellectual Property

3.18.1 No Conflicts. Except as set forth on Schedule 3.18.1 hereto, CMS and each Subsidiary owns, or has perpetual, fully paid, worldwide rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are used in its respective business as currently conducted (the “CMS Proprietary Rights”). Except as set forth on Schedule 3.18.1, CMS or a Subsidiary is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any and all claims and Encumbrances), all rights included among the CMS Proprietary Rights, and CMS or a Subsidiary has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which CMS Proprietary Rights are being used or might reasonably be used. No claims with respect to the CMS Proprietary Rights have been asserted or, to the Knowledge of CMS, are threatened by any Person nor are there any valid grounds for any bona fide claims (a) to the effect that the manufacture, sale, licensing or use of any of the products of CMS or any Subsidiary as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by CMS or any Subsidiary infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right, (b) against the use by CMS or any Subsidiary of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in CMS’s or any Subsidiary’s business as currently conducted or as proposed to be conducted, or (c) challenging the ownership by CMS or any Subsidiary, or the validity or effectiveness, of any of CMS Proprietary Rights. All material registered trademarks, service marks and copyrights held by CMS or any Subsidiary are valid and subsisting in the jurisdictions in which they have been filed. There is no material unauthorized use, infringement or misappropriation of any of CMS Proprietary Rights by any third party, including any employee or former employee of CMS or any Subsidiary. No CMS Proprietary Right or product of CMS or any Subsidiary is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use, licensing or transfer thereof by CMS or any Subsidiary. Except as set forth in Schedule 3.18.1, neither CMS nor any Subsidiary has entered into any agreement under which it is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. CMS’s and the Subsidiaries’ products, packaging and documentation contain copyright notices sufficient to maintain copyright protection on the copyrighted portions of the CMS Proprietary Rights. Neither CMS nor any Subsidiary is in violation of any license, sublicense or agreement described on Schedule 3.18.2, except such violations as do not materially impair CMS’s or any Subsidiary’s rights under such license, sublicense or agreement. Except as disclosed in this Article 3, the execution and delivery of this Agreement by CMS, and the consummation of the transactions contemplated hereby, will neither cause CMS or any Subsidiary to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. The Commercial Software used in the businesses of CMS and the Subsidiaries in each case has been acquired and used by CMS or a Subsidiary, as the case may be, on the basis of and in accordance with a valid license from the manufacturer or the dealer authorized to distribute such Commercial Software, free and clear of any claims or rights of any third parties. Neither CMS nor any Subsidiary is in breach of any of the terms and conditions of any such license and neither CMS nor any Subsidiary has been infringing upon any rights of any third parties in connection with its acquisition or use of the Commercial Software.

3.18.2 Proprietary Rights; Licenses. Set forth on Schedule 3.18.2 is a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the CMS Proprietary Rights, specifying, where applicable, the jurisdictions in which each such CMS Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Except as set forth on Schedule 3.18.2, no software product currently marketed by CMS or any Subsidiary has been registered for copyright protection with the United States Copyright Office or any foreign offices nor has CMS or any Subsidiary been requested to make any such registration. Set forth on Schedule 3.18.2 is a complete list of all domain names, Secure Socket Layer (SSL) certificates and other World Wide Web certificates owned by CMS or any Subsidiary, which list includes all domain names used by CMS or any Subsidiary in its business and respective registrars. Set forth on Schedule 3.18.2 is a complete list of all material licenses, sublicenses and other agreements as to which CMS or any Subsidiary is a party and pursuant to which CMS, any Subsidiary or any other Person is authorized to use any CMS Proprietary Right or trade secrets material to the business of CMS or any Subsidiary; such schedule includes the identity of all parties to such licenses, sublicenses and other agreements, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Complete lists of the Commercial Software used in the businesses of CMS and each Subsidiary are set forth on Schedule 3.18.2.

3.18.3 Employee Agreements. Except as set forth on Schedule 3.18.3, each employee, officer and consultant of CMS or any Subsidiary has executed a confidentiality and non-competition agreement in substantially the form attached hereto as Exhibit 3.18.3. No employee, officer or consultant of CMS or any Subsidiary is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with CMS, any Subsidiary or any previous employer.

3.19 Insurance Contracts. Schedule 3.19 hereto lists all contracts of insurance and indemnity in force at the date hereof with respect to CMS or any Subsidiary. Such contracts of insurance and indemnity and those shown in other Schedules to this Agreement (collectively, the “CMS Insurance Contracts”) insure against such risks, and are in such amounts, as are appropriate and reasonable considering CMS’s and the Subsidiaries’ property, business and operations. All of the CMS Insurance Contracts are in full force and effect, with no default thereunder by CMS or any Subsidiary which could permit the insurer to deny payment of claims thereunder. All premiums due and payable thereon have been paid and neither CMS nor any Subsidiary has received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under any of the CMS Insurance Contracts will not be available in the future on substantially the same terms as now in effect. Neither CMS nor any Subsidiary has received or given a notice of cancellation with respect to any of the CMS Insurance Contracts.

3.20 Banking Relationships. Schedule 3.20 hereto shows the names and locations of all banks and trust companies in which CMS or any Subsidiary has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all Persons authorized to draw thereon or to have access thereto, as well as the account and other numbers of designation thereof.

3.21 No Contingent Liabilities. Neither CMS nor any Subsidiary has any contingent or conditional Liabilities or obligations of any kind arising from or relating to any acquisition of a Subsidiary or line of business.

3.22 Absence of Certain Relationships. Except as set forth on Schedule 3.22, none of (a) CMS, (b) any Subsidiary, (c) any officer of CMS or any Subsidiary, (d) any Stockholder, or (e) any member of the immediate family of the Persons listed in (a) through (d) of this sentence, has any financial or employment interest in any subcontractor, supplier, or customer of CMS or any Subsidiary (other than holdings in publicly held companies of less than one percent (1%) of the outstanding capital stock of any such publicly held company).

3.23 Foreign Corrupt Practices. None of CMS, the Subsidiaries, the Affiliate of CMS and the Subsidiaries, and other Person associated with or acting for or on behalf of the any of the foregoing, has directly or indirectly taken any action which would cause CMS or any Subsidiary to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. None of CMS, the Subsidiaries, the Affiliate of CMS and the Subsidiaries, and other Person associated with or acting for or on behalf of the any of the foregoing, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of CMS, any Subsidiary or any Affiliate of CMS or any Subsidiary, or (iv) in violation of any law or regulation, or (b) established or maintained any fund or asset that has not been recorded in the books and records of CMS or a Subsidiary.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants to Parent and Federal as follows:

4.1 Title; Entirety of Interest. Such Stockholder is the sole legal owner of the number of shares of CMS Common Stock set forth opposite his, her or its name on Schedule A hereto, and has good and valid title to such shares, and, at Closing, there shall exist no liens, claims, pledges, options, proxies, charges or encumbrances of any kind or nature whatsoever affecting such shares; such shares constitute the entirety of such Stockholder’s interest in CMS and such Stockholder claims no other rights; other than this Agreement, such Stockholder has no agreement or arrangement with any Person relating to the issuance, sale, purchase, or transfer of any security of CMS or any Subsidiary.

4.2 Claims. Such Stockholder has no claims of any kind against CMS, any Subsidiary, Federal or Parent (other than claims for the payment of wages, salary, bonus or severance and the provision of benefits by CMS pursuant to the terms of any employment by CMS of such Stockholder), or, if such Stockholder has any such claims, then, effective upon consummation of the purchase and sale contemplated by this Agreement, such Stockholder hereby forever waives and releases all such claims.

4.3 Authority. Such Stockholder has the full power and legal capacity to execute, deliver and carry out the terms and provisions of this Agreement applicable to him, her or it and to consummate the transactions contemplated hereby;

4.4 Enforceability. This Agreement constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms; and

4.5 No Conflicts. the execution, delivery and performance of this Agreement by Seller will not result in a breach or violation by Seller of, or constitute a default by Seller under, any statute, ordinance, rule, regulation, franchise, permit, agreement or instrument to which Seller is a party or by which Seller is bound.

Article 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND FEDERAL

Parent and Federal, jointly and severally, represent and warrant to CMS as follows:

5.1 Corporate Status of Parent and Federal. Each of Parent and Federal is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

5.2 Authority for Agreement; Noncontravention

5.2.1 Authority of Parent. Each of Parent and Federal has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Federal and no other corporate proceedings on the part of Parent or Federal are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby to be signed by Parent or Federal have been duly executed and delivered by Parent and/or Federal, as the case may be, and constitute valid and binding obligations of Parent and/or Federal, as the case may be, enforceable against Parent and/or Federal in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

5.2.2 No Conflict. Neither the execution and delivery of this Agreement by Parent or Federal, nor the performance by Parent or Federal of its obligations hereunder, nor the consummation by Parent or Federal of the transactions contemplated hereby will (a) conflict with or result in a violation of any provision of the Certificate of Incorporation or by-laws of either Parent or Federal, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Parent, Federal or any of Parent’s other Subsidiaries is a party or by which any of them or any of their assets or properties is bound or which is applicable to any of them or any of their assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent or Federal or the consummation by Parent or Federal of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Parent Material Adverse Effect.

5.3 SEC Statements, Reports and Documents. Parent has filed all required forms, reports, statements and documents with the SEC since July 1, 2000. The documents so filed by Parent and available in the public records of the SEC include (a) its Annual Reports on Form 10-K for its fiscal years ended June 30, 2001, June 30, 2002 and June 30, 2003, respectively, (b) its Quarterly Report on Forms 10-Q for its fiscal quarter ended September 30, 2003, (c) all other forms, reports, statements and documents filed or required to be filed by it with the SEC since July 1, 2000, and (d) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC. The consolidated balance sheet of Parent and its subsidiaries at September 30, 2003, including the notes thereto, is hereinafter referred to as the “Parent Balance Sheet.”

5.4 Absence of Material Adverse Changes. Since the date of the Parent Balance Sheet, Parent has not suffered any Parent Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that would result in a Parent Material Adverse Effect.

5.5 Financing Arrangements. Parent and Federal have funds available to them sufficient to consummate the Transaction in accordance with the terms of this Agreement.

Article 6

CONDUCT PRIOR TO THE CLOSING DATE

6.1 Conduct of Business of CMS. Except as set forth on Schedule 6.1 hereto, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, CMS and the Subsidiaries shall each, except to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld), (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, except when subject to good faith disputes over such obligations, and use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business relationships with it, to the end that CMS’s and the Subsidiaries’ goodwill and ongoing businesses shall be unimpaired at the Closing Date, and (b) promptly notify Parent of any event or occurrence which will have or could reasonably be expected to have an CMS Material Adverse Effect. In addition, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, neither CMS nor any Subsidiary shall, except as set forth on Schedule 6.1 hereto or to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld):

(a) amend its charter documents or by-laws;

(b) declare or pay any dividends or distributions on its outstanding shares of capital stock or purchase, redeem or otherwise acquire for consideration any shares of its capital stock or other securities except in accordance with agreements existing as of the date hereof;

(c) issue or sell any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock;

(d) borrow or agree to borrow any funds or voluntarily incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or Liability, except obligations incurred in the ordinary course of business consistent with past practices;

(e) pay, discharge or satisfy any claim, obligation or Liability in excess of $25,000 (in any one case) or $50,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of obligations reflected on or reserved against in the CMS Balance Sheet, or incurred since the date of the CMS Balance Sheet in the ordinary course of business consistent with past practices;

(f) except as required by applicable law, adopt or amend in any material respect, any agreement or plan (including severance arrangements) for the benefit of its employees;

(g) sell, mortgage, pledge or otherwise encumber or dispose of any of its assets which are material, individually or in the aggregate, to the business of CMS or any Subsidiary;

(h) acquire by merging or consolidating with, or by purchasing any equity or partnership interest in or a material portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to the business of CMS or any Subsidiary;

(i) increase the following amounts payable or to become payable: (i) the salary of any of its directors or officers, other than increases in the ordinary course of business consistent with past practices and not exceeding, in any case, five percent (5%) of the director’s or officer’s salary on the date hereof, (ii) any other compensation of its directors or officers, including any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those persons, other than increases that are provided in the ordinary course of business consistent with past practices to broad categories of employees and do not discriminate in favor of the aforementioned persons, and (iii) the compensation of any of its other employees, consultants or agents except in the ordinary course of business consistent with past practices;

(j) dispose of, permit to lapse, or otherwise fail to preserve its rights to use the CMS Proprietary Rights or enter into any settlement regarding the breach or infringement of, all or any part of the CMS Proprietary Rights, or modify any existing rights with respect thereto, and other than any such disposal, lapse, failure, settlement or modification that does not have and could not reasonably be expected to have an CMS Material Adverse Effect;

(k) sell, or grant any right to exclusive use of, all or any part of the CMS Proprietary Rights;

(l) enter into any contract or commitment or take any other action that is not in the ordinary course of its business or could reasonably be expected to have an adverse impact on the transactions contemplated hereunder or that would have or could reasonably be expected to have an CMS Material Adverse Effect;

(m) amend in any material respect any agreement to which it is a party, the amendment of which will have or could reasonably be expected to have an CMS Material Adverse Effect;

(n) waive, release, transfer or permit to lapse any claim or right (i) that has a value, or involves payment or receipt by it, of more than $25,000 or (ii) the waiver, release, transfer or lapse of which would have or could reasonably be expected to have an CMS Material Adverse Effect;

(o) take any action that would materially decrease CMS’s Net Worth;

(p) make any change in any method of accounting or accounting practice other than changes required to be made in order that CMS’s financial statements comply with GAAP; or

(q) agree, whether in writing or otherwise, to take any action described in this Section 6.1.

6.2 Conduct of Business of Parent. Between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Parent and Federal shall not, except to the extent that CMS shall otherwise consent in writing (such consent not to be unreasonably withheld), take any action that would materially impair Federal’s ability to pay the aggregate Purchase Price or otherwise to perform its obligations under this Agreement. Further, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Parent and Federal shall, except to the extent that CMS shall otherwise consent in writing (such consent not to be unreasonably withheld) promptly notify CMS and the Stockholders’ Representative of any event or occurrence which will have or could reasonably be expected to have an adverse effect on the ability of Federal and Parent to pay the aggregate Purchase Price and otherwise to perform their respective obligations hereunder.

Article 7

ADDITIONAL AGREEMENTS

7.1 Exclusivity. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 10 hereof, but in any event to and including March 1, 2004, neither CMS nor any Stockholder will, directly or indirectly, through their respective affiliates, agents, officers and directors, directly or indirectly, solicit, initiate, or participate in discussions or negotiations or otherwise cooperate in any way with, or provide any information to, any corporation, partnership, person, or other entity or group concerning any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of shares of capital stock, or similar transaction involving CMS or any Subsidiary (all such transactions being referred to herein as “Acquisition Proposals”). Notwithstanding the foregoing, in the event that CMS at any time after the date of the Letter of Intent and before the earlier of the Closing Date or the termination of this Agreement in accordance with Article 10 hereof, accepts an Acquisition Proposal from any person or entity other than Parent, Parent shall be entitled, providing that neither Parent nor Federal is in a material breach of any of its obligations hereunder, upon demand submitted in a form of a notice to CMS (the “Parent Demand Notice”) to the payment of the sum of $250,000. CMS shall make such payment within ten (10) days of its receipt of such Parent Demand Notice.

7.2 Expenses

7.2.1 General. Except as provided in this Section 7.2, each party hereto shall be responsible for its own costs and expenses in connection with the Transaction, including fees and disbursements of consultants, brokers, finders, investment bankers and other financial advisors, counsel and accountants (“Expenses”).

7.2.2 Attorney Fees. At the Closing, Federal shall pay to CMS’s Counsel for fees relating to the Transaction, which amount shall be deducted from the Direct Payment due the Stockholders at the Closing.

7.2.3 Accountant Fees. At the Closing, Federal shall pay to CMS’s Accountant for fees relating to the Transaction, which amount shall be deducted from the Direct Payment due the Stockholders at the Closing.

7.2.4 Uncovered Expenses. Except with respect to those expenses described in Sections 7.2.2 and 7.2.3, CMS and the Stockholders shall ensure that either: (a) any Expenses incurred by CMS or the Stockholders are paid at or before the Closing from the aggregate Purchase Price so that such Expenses do not continue to be or do not become the liability of CMS after the Closing or (b) provision is made for any such Expenses on CMS’s books for payment after the Closing (it being understood that in such event the Net Worth on the Closing Balance Sheet shall be reduced by any such Expenses).

7.3 Insurance Tail Policies. Parent, Federal and CMS shall cooperate to secure a three-year “tail” to CMS’s directors and officers, insurance policies and Federal shall pay the premiums for such policies (collectively, the “Insurance Tail Premiums”).

7.4 Indemnification. Subject to the terms of this Section 7.4, from and after the Closing Date, Parent, Federal, CMS, each of their respective subsidiaries and Affiliates and their respective directors, officers, employees, Affiliates, representatives, successor and assigns (collectively “Stockholder Indemnified Parties”) shall be entitled to payment and reimbursement from the Indemnifying Stockholders and their respective successors (the “Parent Indemnifying Parties”), jointly and severally, of the amount of any Loss suffered, incurred or paid by any Stockholder Indemnified Party (subject to subsection 7.4.3), by reason of, in whole or in part, any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by CMS or any Stockholder in this Agreement or any Exhibits or Schedules hereto or the certificates delivered pursuant to this Agreement (where, for the purpose of determining such Loss, each such representation or warranty would read as if all qualifications as to materiality and knowledge were deleted therefrom and each such representation or warranty would read as if made by the Stockholders). Subject to the terms of this Section 7.4, from and after the Closing Date, the Stockholders and each of their respective successors (collectively the “Parent Indemnified Parties”) shall be entitled to payment and reimbursement from Parent, Federal and CMS (the “Stockholder Indemnifying Parties”) of the amount of Loss suffered incurred or paid by any Parent Indemnified Party by reason of any breach of any representation or warranty made by Parent or Federal in this Agreement, the breach or nonperformance of any covenant or obligation to be performed by Parent or Federal hereunder (or CMS hereunder after the Closing Date) or under any agreement executed in connection herewith, or any matter arising out of the business of CMS after the Closing.

7.4.1 Claims for Indemnification. Upon obtaining knowledge of any facts, claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder (referred to herein as an “Indemnification Claim”), the party seeking indemnification hereunder, the Stockholder Indemnified Party or the Parent Indemnified Party, as the case may be (the “Indemnified Party”), shall promptly give written notice of such facts, claim or demand (a “Notice of Claim”) to the party from whom indemnification is sought, the Parent Indemnifying Party or the Stockholder Indemnifying Party, as the case may be (the “Indemnifying Party”). No failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party’s right to indemnification except to the extent that the Indemnifying Party has been prejudiced thereby.

7.4.2 Defense by Indemnifying Party. In the event of a claim or demand asserted by a third party (a “Third Party Claim”), the Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within 10 days of the date of the Notice of Claim concerning the commencement or assertion of any Third Party Claim, to participate in the defense of such Third Party Claim. If the Indemnifying Party gives such notice of intent to defend, the Indemnifying Party shall assume the defense thereof as follows: (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel compensated by and chosen by the Indemnifying Party, which choice of counsel shall be subject to the reasonable satisfaction of the Indemnified Party; (b) the Indemnified Party may retain separate co-counsel at the sole cost and expense of Indemnified Party; (c) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party; and (d) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party. If, however, (y) no Indemnifying Party notifies the Indemnified Party within 10 days after the Indemnified Party has given notice of the matter, that the Indemnifying Party is assuming the defense thereof, or (z), the maximum liability under such Third Party Claim is greater than the available indemnification amount for the Indemnifying Party (after taking into account the amount of all other claims for which the Indemnifying Party may be or may be claimed to be liable and any limitations contained in Section 7.4.3 hereof), then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter. The Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

7.4.3 Limitation on Liability for Indemnity.

(a) The Parent Indemnified Parties shall not be entitled to indemnification pursuant to this Section 7.4 until the aggregate amount of all Losses suffered by the Parent Indemnified Parties exceed $100,000 (One Hundred Thousand Dollars) (the “Parent Indemnity Basket”) whereupon the Parent Indemnified Parties shall be entitled to indemnification hereunder for the aggregate amount of all of such Losses in excess of $100,000. The Parent Indemnity Basket shall be determined without regard to any materiality qualification contained in any representation or warranty.

(b) The Stockholder Indemnified Parties shall not be entitled to indemnification pursuant to this Section 7.4 until the aggregate amount of all Losses, suffered by the Stockholder Indemnified Parties exceeds $100,000 (One Hundred Thousand Dollars) (the “Stockholder Indemnity Basket”) whereupon the Stockholder Indemnified Parties shall be entitled to indemnification hereunder for the aggregate amount of all of such Losses in excess of $100,000. Notwithstanding the foregoing, the Stockholder Indemnified Parties shall be entitled to indemnification, on a dollar-for-dollar basis, without reference to the Stockholder Indemnity Basket for (i) all of their costs incurred in connection with the termination of the ESOP and the distribution of its assets, (ii) all Losses suffered, incurred or paid in connection with claims or demands made by or on behalf of Mary Livingston, a former employee of CMS (excluding costs of defense allocable to the efforts of employees of Parent or Federal) and (iii) subject to the limitations set forth Section 9.1 all Losses suffered, incurred or paid that relate to CMS’s reimbursement practices to the United States Government. The Stockholder Indemnity Basket shall be determined without regard to any materiality qualification contained in any representation or warranty.

(c) The aggregate liability of the Parent Indemnifying Parties for indemnification under this Section 7.4 shall not exceed $4,000,000 (Four Million Dollars). The aggregate liability of the Stockholder Indemnifying Parties for indemnification under this Section 7.4 shall not exceed $4,000,000 (Four Million Dollars). The joint and several liability of the Indemnifying Stockholders under this Section 7.4 shall be in proportion to, and shall not exceed, such Indemnifying Stockholder’s pro rata interest in the Escrow. Provided that Parent and Federal are not otherwise in default of their obligations under Section 2.2 above, then to the extent that the amount then held in the Escrow is sufficient, the amount that a Stockholder

Indemnified Party is entitled to receive in indemnification hereunder, or such lesser amount as is then held in the Escrow, shall be released from the Escrow and paid to such Stockholder Indemnified Party in partial (if the amount then held in the Escrow is less than the amount such Stockholder Indemnified Party is entitled receive in indemnification hereunder ) or full satisfaction of the Parent Indemnifying Parties’ obligation hereunder, as the case may be.

(d) The Stockholders, other than the Indemnifying Stockholders, shall not be subject to the indemnification obligations of this Section 7.4.

7.5 Access and Information. CMS shall afford to Parent, Federal, and to a reasonable number of their respective officers, employees, accountants, counsel and other authorized representatives full and complete access, upon reasonable advance telephone notice, during regular business hours, throughout the period prior to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, to CMS’s and the Subsidiaries’ executives, offices, properties, books and records, and CMS shall use reasonable efforts to cause its representatives and independent public accountants to furnish to Parent such additional financial and operating data and other information as to its business, customers, vendors and properties as Parent may from time to time reasonably request. Notwithstanding the foregoing, all visits to any office of CMS or any Subsidiary will be coordinated and conducted so as to not be disruptive to the operations of CMS or the Subsidiaries and with the intention to preserve the confidentiality of the transactions contemplated hereby. In connection with their due diligence investigations, Parent and Federal may employ the services of a third party to provide document management and database services. As one of the last matters of their due diligence investigations, Parent and Federal shall be permitted to meet with CMS’s and the Subsidiaries’ significant customers.

7.6 Public Disclosure. Except as otherwise required by law, any press release or other public disclosure of information regarding the proposed transaction (including the negotiations with respect to the Transaction and the terms and existence of this Agreement) shall be developed by Parent, subject to CMS’s review. CMS and Parent agree that the non-disclosure obligations contained in Section 11 of the Letter of Intent shall remain in full force and effect in accordance with the terms thereof and hereof.

7.7 Further Assurances

7.7.1 Generally. Subject to terms and conditions herein provided and to the fiduciary duties of the board of directors and officers or representatives of any party, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated hereby. In case at any time any further action, including, without limitation, the obtaining of waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors or representatives of each party to this Agreement are hereby directed and authorized to use commercially reasonable efforts to effectuate all required action.

7.7.2 Novation of Contracts. Each party agrees to use commercially reasonable efforts to effect the novation of each contract with a Governmental Entity that may require novation under its terms or under applicable laws or regulations, and further agrees to provide all documentation necessary to effect each such novation, including, without limitation, all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required by Part 42 of the Federal Acquisition Regulation to effect a novation of any contract with the Government of the United States. In particular and without limiting the generality of the foregoing, CMS and the Subsidiaries shall each continue to communicate with responsible officers of the Government of the United States from time to time as may be appropriate and permissible, to request speedy action on any and all requests for consent to novation.

7.7.3 Benefit Plan Disclosures. CMS and the Stockholders shall furnish all resources necessary to complete the returns, reports or disclosures relating to, but not yet required to be filed for, any and all CMS Plans, with respect to current or prior plan years. CMS and the Stockholders will ensure accurate and timely completion of such returns, reports and disclosures.

7.8 Certain Tax Matters

7.8.1 338(h)(10) Election. CMS and the Stockholders will join with Federal in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Shares hereunder (a “Section 338(h)(10) Election”). Each Stockholder will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on his or her Tax Returns to the extent required by applicable law. The Stockholders will also pay any Tax imposed on CMS or the Subsidiaries attributable to the making of the Section 338(h)(10) Election, including (a) any Tax imposed under Code §1374, (b) any tax imposed under Treas. Reg. section 1.338(h)(10)-1(e) example 5, or (c) any state, local or foreign Tax imposed on CMS’s or the Subsidiaries’ gain, and the Stockholders shall indemnify Federal, CMS and the Subsidiaries against any adverse consequences arising out of any failure to pay any such Taxes.

7.8.2 Allocation of Purchase Price. Federal, the Stockholders and CMS agree that the Purchase Price and the liabilities of CMS and the Subsidiaries (plus other relevant items) will be allocated to the assets of CMS and its the Subsidiaries for all purposes (including Tax and financial accounting purposes) in a manner consistent with an allocation schedule to be prepared by Parent after the Closing. Federal shall prepare such allocation schedule in accordance with Code sections 338 and 1060 and the Treasury regulations thereunder, and shall permit the Stockholders’ Representative an opportunity to review such allocation schedule. Federal, CMS, the Subsidiaries and the Stockholders will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation schedule.

7.8.3 S Corporation Status. CMS and the Stockholders will not revoke CMS’s election to be taxed as an S corporation within the meaning of Code sections 1361 and 1362. CMS and the Stockholders will not take or allow any action other than the sale of CMS’s stock pursuant to this Agreement that would result in the termination of CMS’s status as a validly electing S corporation within the meaning of Code sections 1361 and 1362.

7.8.4 Tax Periods Ending on or before the Closing Date. Federal shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for CMS and the Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Federal shall permit the Stockholders’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, each Stockholder shall include any income, gain, loss, deduction or other tax items for such periods on the Stockholder’s Tax Return in a manner consistent with the Schedule K-1s furnished by or on behalf of CMS to the Stockholder for such periods. The Stockholders shall pay Federal for all Taxes of CMS and the Subsidiaries with respect to such periods within fifteen (15) days after payment by Federal or CMS of such Taxes.

7.8.5 Cooperation on Tax Matters

(a) Federal, CMS, the Subsidiaries and the Stockholders shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. CMS, the Subsidiaries, and the Stockholders agree (i) to retain all books and records with respect to Tax matters pertinent to CMS and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Federal or the Stockholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, CMS or the Stockholders, as the case may be, shall allow the other to take possession of such books and records.

(b) Federal and the Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Federal and the Stockholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to section 6043 of the Code and all Treasury regulations promulgated thereunder.

7.8.6 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving CMS or any Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, CMS and the Subsidiaries shall not be bound thereby or have any liability thereunder.

7.8.7 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Stockholders when due, and each Stockholder will, at his or her own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Federal will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

7.9 Notification. From the date hereof until the Closing Date, CMS shall promptly disclose to Parent and Federal in writing any material variances from the representations and warranties contained in Article 3 promptly upon discovery thereof, in the form of “Updated Schedules” delivered to Parent and Federal. From the date hereof until the Closing Date, Parent and Federal shall promptly disclose to CMS in writing any material variances from Parent and Federal representations and warranties contained in Article 5.

7.10 Termination of the ESOP. The parties shall cooperate to terminate the ESOP effective as soon as possible following the Closing and to secure a determination from the Internal Revenue Service that the ESOP forms a part of a qualified plan as of its termination. All costs incurred by Parent, Federal and CMS in connection with the termination of the ESOP and the distribution of its assets shall be borne by the Stockholders and paid out of the Escrow on a dollar-for-dollar basis, irrespective of the limitation set forth in Section 7.4.3(b) hereof.

7.11 Termination of Existing Shareholder Agreements. Effective upon Closing, each Stockholder agrees to terminate, and hereby terminates, of existing shareholder agreements or similar agreements governing or restricting the sale, transfer or other disposition of the Shares. The foregoing termination shall include, but not be limited to, the termination off all such restrictions contained in CMS’s by-laws.

Article 8

CONDITIONS PRECEDENT

8.1 Conditions Precedent to the Obligations of Each Party. The obligations of the parties hereto to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the party for whose benefit such condition is imposed:

8.1.1 No Illegality. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state, federal or other (including foreign) government agency since the date of this Agreement that would prohibit or materially restrict the Transaction or any other material transaction contemplated hereby.

8.1.2 Government Consents. All filings with and notifications to, and all approvals and authorizations of, third parties (including, without limitation, Governmental Entities) required for the consummation of the Transaction and the other material transactions contemplated hereby shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Entity.

8.1.3 No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Transaction contemplated hereby shall be in effect (each party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated hereby.

8.1.4 Escrow Agreement. Each of the parties hereto, together with the Escrow Agent, shall have entered into the Escrow Agreement.

8.1.5 Paying Agent Agreement. Each of the parties thereto shall have entered into the Paying Agent Agreement.

8.2 Conditions Precedent to Obligation of Parent and Federal to Consummate the Transaction. The obligation of Parent and Federal to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Parent or Federal prior to Closing:

8.2.1 Representations and Warranties. The representations and warranties of CMS and the Stockholders contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had, nor reasonably would be expected to have, an CMS Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Schedules made or purported to have been made after execution of this Agreement, including the Updated Schedules, shall be disregarded); and CMS and the Stockholders shall have delivered to Parent a certificate to that effect, dated the Closing Date and signed on behalf of CMS by the President and Chief Financial Officer of CMS as well as by the Stockholders in their respective individual capacities.

8.2.2 Agreements and Covenants. CMS shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and CMS and the Stockholders shall have delivered to Parent a certificate to that effect, dated as of the Closing Date and signed on behalf of CMS by the President and Chief Financial Officer of CMS as well as by Stockholders in their respective individual capacities.

8.2.3 Legal Opinion. Parent and Federal shall have received an opinion from John Woloszyn in substantially the form attached hereto as Exhibit B.

8.2.4 Closing Documents. CMS and the Stockholders shall have delivered to Parent the closing certificate described hereafter in this paragraph and such other closing documents as Parent shall reasonably request (other than additional opinions of counsel). The closing certificate, dated as of the Closing Date, duly executed by CMS’s secretary, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of CMS in connection herewith, (b) the resolutions adopted by the board of directors of CMS authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (c) the charter documents and by-laws of CMS.

8.2.5 Third Party Consents. All third party consents or approvals listed in Schedule 3.17.3 hereto shall have been obtained by CMS and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third party.

8.2.6 Diligence Review. Parent and its accountants and attorneys shall have conducted a diligence investigation of all maters related to the business of CMS deemed relevant by Parent or its accountants and attorneys to such diligence investigation, and the results of such diligence investigation shall have been satisfactory to Parent in its sole discretion.

8.2.7 Authority of the Trustee of the CMS Corporation Employee Stock Ownership Plan. CMS shall have furnished to Parent and Federal evidence satisfactory Parent and Federal in their discretion as to of the authority of the Trustee of the ESOP to dispose of the Shares held by the ESOP pursuant to the terms of the Transaction.

8.2.8 Non-Compete, Non-Solicitation and Non-Disturbance Agreements. CMS shall have entered into a five-year non-competition, non-solicitation and non-disturbance agreement with each of Douglas K. Turner and William H. Wilken, and a three year non-competition, non-solicitation and non-disturbance agreement with Robert B. Turner, each substantially in the form of Exhibit C.

8.2.9 Employment Agreements. Each of Charles McQuillan, James Roy, Michael Perro, Robin Vallingdam and Michelle Walter, as well as at least 95% of CMS’s and the Subsidiaries’ full-time, billable employees (as of November 19, 2003) and at least 80% of CMS’s and the Subsidiaries’ part-time, billable employees (as of November 19, 2003), shall have agreed to remain employees of CMS or the Subsidiaries following the Closing Date and executed all of Parent’s standard employment documents, including the CACI Code of Ethics and Business Conduct Standards and the CACI Employment Agreement. Copies of the employment documents referenced in the previous sentence are attached hereto as Exhibit D.

8.2.10 Updated Employee List. CMS shall have delivered to Federal a list dated as of the Closing Date containing the name of each person then employed by CMS and each such employee’s position and annual salary.

8.2.11 Material Adverse Effect. Since the date of this Agreement, CMS shall not have suffered an CMS Material Adverse Effect, it being understood for the purpose of this Section 8.2.11 that conditions that generally affect the industries in which CMS participates or the economy of the United States as a whole (including without limitation a general loss of consumer confidence) shall neither constitute nor be taken into account in determining whether there has occurred an CMS Material Adverse Effect; provided, however, that an adverse change in the financial or legal condition, business or prospects of CMS that is specific to CMS (including without limitation the actual or threatened cancellation or reduction of a program) may be taken into account in determining whether there has occurred an CMS Material Adverse Effect.

8.2.12 No Outstanding Options, Warrants, etc.. There shall be no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating CMS or any Subsidiary to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock.

8.2.13 Resignations. CMS shall have delivered to Parent and Federal resignations of all members of the boards of directors of CMS and the Subsidiaries effective as of the Closing.

8.2.14 Termination of Employment Agreement with David C. Lucien. The Employment Agreement by and between CMS and David C. Lucien dated as of February 19, 2003 shall have been terminated and all obligations to Mr. Lucien pursuant thereto shall have been fully satisfied.

8.2.15 Termination of Loans to Employees. All amounts owed to CMS by current or former directors, officers and employees of CMS shall have been paid in full.

8.2.16 Termination of Consulting Agreement with Douglas Turner. The consulting agreement by and between CMS and Douglas Turner shall have been terminated and all obligations to Mr. Turner pursuant thereto shall have been satisfied.

8.2.17 Phase 2E. The Company shall obtain a full release of the non-competition provisions of the agreement dated April 18, 2002, as amended between Phase 2E and the Company.

8.2.18 Maryland Qualification. The Company shall have reinstated its qualification to do business in Maryland.

8.2.19 Paying Agent Agreement. The parties shall have agreed upon the form of a paying agent agreement.

8.2.20 Audited Financials. Prior to Closing, the Company shall provide to Parent and Federal audited Financial Statements for the year ending December 31, 2003.

8.3 Conditions to Obligations of CMS and the Stockholders to Consummate the Transaction. The obligation of CMS and the Stockholders to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing by CMS or the Stockholders’ Representative prior to Closing:

8.3.1 Representations and Warranties. The representations and warranties of Parent and Federal contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Parent Material Adverse Effect; and Parent shall have delivered to CMS a certificate to that effect, dated the date of the Closing and signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent.

8.3.2 Agreements and Covenants. Parent and Federal shall have performed in all material respects all of their agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Parent shall have delivered to CMS a certificate to that effect, dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent.

8.3.3 Legal Opinion. CMS shall have received a legal opinion from Parent in substantially the form attached hereto as Exhibit F.

8.3.4 Closing Documents. Parent and Federal shall have delivered to CMS closing certificates of Parent and Federal and such other closing documents as CMS shall reasonably request (other than additional opinions of counsel). Each of the closing certificates of Parent and Federal, dated as of the Closing Date, duly executed by the secretary of Parent and Federal, respectively, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Parent and Federal in connection herewith, (b) the resolutions adopted by the board of directors of Parent and Federal authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (c) the Certificate of Incorporation and By-Laws of Parent and the Certificate of Incorporation and By-Laws of Federal.

8.3.5 Payment of Purchase Price. Parent shall have tendered the aggregate Direct Payment to the Stockholders pursuant to the provisions of Section 2.2.2 hereof and shall have delivered the Escrow Payment to the Escrow Agent pursuant to the provisions of Section 2.2.3 hereof.

Article 9

SURVIVAL OF REPRESENTATIONS

9.1 CMS’s and the Stockholders’ Representations. All representations and warranties made by CMS and the Stockholders in this Agreement, or any certificate or other writing delivered by CMS or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Parent and shall terminate on the date which is Twenty-Four (24) months after the Closing Date (except that Indemnified Party claims pending on such date continue until resolved). It is nevertheless understood by the parties that Parent and Federal within 10 years from Closing may make claims and demands, up to $250,000 against the Indemnifying Stockholders regarding CMS’s reimbursement practices to the United States Government. The covenants made by CMS or the Stockholders in this Agreement or any certificate or other writing delivered by CMS or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Parent.

9.2 Parent’s and Federal’s Representations. All representations and warranties made by Parent and Federal in this Agreement or any certificate or other writing delivered by Parent, Federal or any of their respective Affiliates pursuant hereto or in connection herewith shall terminate at the Closing.

Article 10

OTHER PROVISIONS

10.1 Termination Events. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date; provided, however, that upon any such termination the surviving obligations of the parties under the Letter of Intent, including the obligations of confidentiality and non-solicitation, shall continue in full force and effect in accordance with the terms of the Letter of Intent:

(a) by mutual written consent of Parent and CMS;

(b) by Parent, if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of CMS or any Stockholder and such breach has not been cured within ten business days after written notice to CMS (provided, that neither Parent nor Federal is in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 8.2.1 or Section 8.2.2 hereof, as the case may be, will not be satisfied;

(c) by Parent, if CMS, its board of directors or any Stockholder shall have (i) withdrawn, modified or amended in any material respect the approval of this Agreement or the transactions contemplated herein, or (ii) taken any public position inconsistent with its approval or recommendation, including, without limitation, having failed (without the consent of Parent) after a reasonable period of time to reject or disapprove any Acquisition Proposal (or after a reasonable period of time to recommend to its shareholders such rejection or disapproval), and in that event CMS shall pay to Parent the amount specified in Section 7.1;

(d) by CMS, if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Federal and such breach has not been cured within ten business days after written notice to Parent (provided, that CMS is not in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 8.3.1 or Section 8.3.2 hereof, as the case may be, will not be satisfied;

(e) by CMS, if Parent or Federal or their respective boards of directors shall have withdrawn, modified or amended in any material respect the approval of this Agreement or the transactions contemplated herein (provided, that neither CMS nor any Stockholder is in material breach of the terms of this Agreement) and in that event Parent shall pay to CMS the amount specified in Section 7.1;

(f) by any party hereto if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Transaction; (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Entity which would make consummation of the Transaction illegal or which would prohibit Parent’s or Federal’s ownership or operation of all or a material portion of the stock or assets of CMS, or compel Parent or Federal to dispose of or hold separate all or a material portion of the business or assets of CMS or Parent or Federal as a result of the Transaction; or

(g) by any party hereto if the Transaction shall not have been consummated by [March 1], 2004 , provided that the right to terminate this Agreement under this Section 10.1(g) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

Any termination of this Agreement duly effected by any party pursuant to this Section 10.1 shall constitute a termination of this Agreement as to all parties.

10.2 Notices. All notices and other communications hereunder to any party shall be contained in a written instrument addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties and shall be deemed given (a) when delivered in person or duly sent by facsimile or electronic mail to a facsimile number or electronic mail address furnished by the addressee for the purpose of receiving notices and other communications, (b) three days after being duly sent by first class mail, postage prepaid, or (c) two days after being duly sent by Federal Express or other recognized express courier service:

To Parent and Federal:

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

Attention: Dr. J. P. London, Chairman

with copies to:

Jeffrey P. Elefante

Executive Vice President, General Counsel and Secretary

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

and

Dean F. Hanley

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

To CMS:

David C. Lucien

Chief Executive Officer

CMS Information Services, Inc.

301 Maple Avenue West

Vienna, VA 22180

with a copy to:

John Woloszyn

Warehouse at Camden Yards

323 West Camden Street

Suite 675

Baltimore, MD 21201

To any Stockholder or the Stockholders’ Representative: at the addresses set forth on Schedule A.

After the Closing, all notices that would have been deliverable to CMS prior to the Closing Date shall be directed to CMS care of Federal at the address specified above.

10.3 Transfer of Obligations. Upon the Closing, all obligations of CMS hereunder shall become joint and several obligations of the Stockholders and shall cease to be obligations of CMS.

10.4 Entire Agreement. Unless otherwise herein specifically provided (including as specified in Sections 7.6 and 10.1 with respect to the Letter of Intent), this Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including the Letter of Intent. Each party hereto acknowledges that, in entering this Agreement and completing the transactions contemplated hereby, such party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the agreements among the parties contemplated by or referred to herein.

10.5 Assignability. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties hereto.

10.6 Accession. The ESOP shall immediately become a party to this Agreement by executing and delivering to Parent a counterpart signature page in the form of Exhibit I hereto (the “Accession”). From and after the time of its execution and delivery of the Accession, the ESOP shall be deemed to be a Stockholder, and the Stockholders shall be deemed to include the ESOP, for all purposes hereunder.

10.7 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

10.8 Specific Performance. The parties hereto acknowledge that damages alone may not adequately compensate a party for violation by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

10.9 Governing Law This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia, without regard to its principles of conflicts of laws.

10.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement under seal as of the date first above written.

CACI International Inc

By:
Stephen L. Waechter
Executive Vice President,
Chief Financial Officer, Treasurer
and Director of Business Services

CACI, INC. - FEDERAL

By:
Stephen L. Waechter
Executive Vice President,
Chief Financial Officer, Treasurer
and Director of Business Services

CMS Information Services, Inc.

By:
David C. Lucien
Chairman & CEO

David C. Lucien, as the Stockholders’ Representative

David C. Lucien, individually

[Signature Page to Stock Purchase Agreement]

Douglas K. Turner

Robert B. Turner

WILLIAM H. WILKEN TRUST

By:	, Trustee
(signature)

Name:
(printed)

Virgil McCaleb

Mireille McCaleb

Lynne Giordano

Paul Palmer

[Signature Page to Stock Purchase Agreement]

Ruth Buys

Christopher Carspecken

Thomas Anderson

Charles McQuillan

Lanphuong Troung

John Giordano

[Signature Page to Stock Purchase Agreement]

List of Exhibits and Schedules

Exhibit	Description
A	Escrow Agreement

B	Form of Opinion of [Counsel]

C	Form of Non-Compete, Non-Solicitation and Non-Disturbance Agreement

D	CACI employment documents

E	RESERVED

F	Form of Opinion of Counsel to CACI International Inc

G	Paying Agent Agreement

H	Schedule of Liens

I	ESOP Accession

3.18.3	Form of CMS Employee Agreement
Schedule	Description
A	Stockholders.

B	Indemnifying Stockholders.

3.1	Corporate Status of CMS.

3.2	Capital Stock

3.2.2	Capital Stock - Options and Convertible Securities of CMS.

3.4	Authority for Agreement; Noncontravention

3.4.2	Authority for Agreement; Noncontravention - No Conflict.

3.6	Absence of Material Adverse Changes.

3.7	Absence of Undisclosed Liabilities.

3.8	Compliance with Applicable Law, Charter and By-Laws.

3.9	Litigation and Audits.

3.10.3	Tax Matters - Assessments or Disputes

3.10.6	Tax Matters - Tax Basis

3.11.1	Employee Benefit Plans - List of Plans

3.11.2	Employee Benefit Plans - ERISA

3.11.4	Employee Benefit Plans - Funding

3.11.6	Employee Benefit Plans - Welfare Plans

3.12	Employment-Related Matters

3.12.1	Employment-Related Matters - Labor Relations.

3.13	Environmental

3.13.1	Environmental - Environmental Laws.

3.13.2	Environmental - Environmental Claims.

3.13.3	Environmental - No Basis for Claims.

3.15	Assets Other Than Real Property

3.15.1	Assets Other Than Real Property - Title.

3.15.2	Assets Other Than Real Property - Accounts Receivable.

3.16	Real Property

3.16.2	Real Property - CMS Leases.

3.17	Agreements, Contracts and Commitments

3.17.1	Agreements, Contracts and Commitments - CMS Agreements.

3.17.2	Agreements, Contracts and Commitments - Validity.

Schedule	Description
3.17.3	Agreements, Contracts and Commitments - Third-Party Consents.

3.18	Intellectual Property

3.18.1	Intellectual Property - No Conflicts.

3.18.2	Intellectual Property - Proprietary Rights; Licenses.

3.18.3	Intellectual Property - Employee Agreements.

3.19	Insurance Contracts.

3.20	Banking Relationships.

3.22	Absence of Certain Relationships.

6.1	Conduct of Business of CMS.

EXHIBIT I

ACCESSION

This Accession is executed by the undersigned pursuant to Section 10.6 of that certain Stock Purchase Agreement dated as of February     , 2004 by and among CACI International Inc, CACI, INC.—FEDERAL, CMS Information Services, Inc. and the stockholders of CMS listed on Schedule A thereto (the “Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Accession, the undersigned agrees as follows:

1. Acknowledgment. The undersigned acknowledges that the undersigned is selling its shares of CMS Common Stock subject to the terms and conditions of the Agreement.

2. Agreement. The undersigned hereby adopts the Agreement with the same force and effect as if the undersigned were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to the undersigned at the address listed beneath the undersigned’s signature below.

EXECUTED AND DATED this              day of February, 2004.

CMS Information Services, Inc.
Employee Stock Ownership Plan

By:
Ruth Buys, Trustee

Address:

Facsimile: